                                                                    EXHIBIT 99.2
GROUPMAC(TM)
8 Greenway Plaza, Suite 1500
Houston, Texas 77046
(888) 626-4984

FOR FURTHER INFORMATION                                                 MAK-9902

AT THE COMPANY:         AT THE FINANCIAL RELATIONS BOARD:
RUSSELL K. BAY          NORHA LEE         BILL SCHMIDLE            BOB SCHWALLER

VICE PRESIDENT          GENERAL INQUIRIES   ANALYST INQUIRIES    MEDIA INQUIRIES
(888) 626-4984          (312) 640-6689      (312) 640-6753       (972) 450-6563

FOR IMMEDIATE RELEASE
MONDAY, JANUARY 4, 1999


                   GROUP MAINTENANCE AMERICA CORP. TO ACQUIRE
                        $150 MILLION IN ANNUAL REVENUES

HOUSTON, JANUARY 4, 1999 -- GROUP MAINTENANCE AMERICA CORP. (NYSE: MAK), announced that it has signed three letters of intent to acquire companies with combined annual revenues of approximately $150 million. These transactions, which are expected to close in the first quarter, are subject to negotiation of definitive documents, receipt of necessary governmental approvals, due diligence, and other conditions. The purchase price for these companies is expected to consist of cash plus assumed debt of $50.6 million, subordinated notes of $1.7 million and 2.1 million shares of common stock. All of the acquisitions will be accounted for as purchase transactions. Following these transactions, GroupMAC's annualized revenues will be nearly $1.2 billion.

J. Patrick Millinor, Jr., chief executive officer of GroupMAC, stated, "Our acquisition program continues to be very successful and is off to a strong start in 1999. These strategic acquisitions expand our geographic coverage and further enhance our ability to service our customers on a national basis. As mentioned in our December 14, 1998 release, we have teamed with PG&E Energy Services, an unregulated subsidiary of PG&E Corporation, to be their national preferred provider of HVAC services. These acquisitions will help us service regions where PG&E Energy Services has a strong presence."

Group Maintenance America Corp. is a leading provider of mechanical and electrical services to residential and commercial/industrial customers. Headquartered in Houston, Texas, the company currently has operations in 56 cities in 26 states throughout the United States with annual revenues of more than $1 billion.


NOTE TO EDITORS: PG&E ENERGY SERVICES IS NOT THE SAME COMPANY AS PACIFIC GAS AND ELECTRIC COMPANY, THE UTILITY. PG&E ENERGY SERVICES IS NOT REGULATED BY THE CALIFORNIA PUBLIC UTILITIES COMMISSION; AND CUSTOMERS WHO RECEIVE SERVICES FROM PACIFIC GAS AND ELECTRIC COMPANY DO NOT HAVE TO BUY PG&E ENERGY SERVICES' PRODUCTS IN ORDER TO CONTINUE TO RECEIVE QUALITY REGULATED SERVICES FROM PACIFIC GAS AND ELECTRIC COMPANY, THE UTILITY.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially from those set forth in the statements. Factors that could cause the company's results to differ materially from current expectations are listed under Item 7 of the company's Transition Report on Form 10-K for the ten-month period ended December 31, 1997.

     ADDITIONAL GROUPMAC INFORMATION AND PRESS RELEASES ARE AVAILABLE ON
                                  GROUPMAC'S
                      WEBSITE AT HTTP://WWW.GROUPMAC.COM.